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Exhibit 4.10

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock of Liberté Investors Inc., a Delaware corporation ("Liberté"). Defined terms used herein but not otherwise defined shall have the meaning set forth in the "Instructions as to Use of Liberté Investors Inc. Subscription Rights Certificate" included herewith.

        This will instruct you whether to exercise Rights to purchase shares of Liberté's Common Stock distributed with respect to the shares of Liberté's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Liberté Investors Inc. Subscription Rights Certificates."

        Box 1.    ☐    Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

        Box 2.    ☐    Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

        The undersigned may elect to exercise a portion of their Rights; however, the number of Rights for which the undersigned gives instructions for exercise under the Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.

        The undersigned hereby elects to subscribe for                          Rights.

	Number of Shares	Subscription Price	Payment
Subscription Privilege:	x	=	$
$ (must equal total of amounts in
	Total Payment Required	=	Boxes 3 and 4.)

        Box 3.    ☐    Payment in the following amount is enclosed $                .

        Box 4.    ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.
Amount to be deducted:	$

Signature(s)
Please type or print name(s) below:

Date:                        , 2004

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BENEFICIAL OWNER ELECTION FORM INSTRUCTIONS